Exhibit 99.1
LINN ENERGY ANNOUNCES UNITHOLDER APPROVALS
Houston, Texas, January 18, 2007 — Linn Energy, LLC (Nasdaq: LINE) announced today that at a Special Meeting of Unitholders, its unitholders approved the one-for-one conversion of each of its 9,185,965 outstanding Class B units into units. Additionally, the Company’s unitholders approved an amendment to Linn Energy’s Long-Term Incentive Plan, which increases the total number of units authorized to be issued as restricted units under the plan. Holders of more than 99% of the units voting on each proposal voted in favor of approval.
ABOUT LINN ENERGY
Linn Energy is an independent oil and gas company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov Executive Vice President and CFO 281-605-4169	Jeanine DeLay Manager, Investor Relations 281-605-4144